EXHIBIT C TO SCHEDULE 13G


              ROYAL BANK INVESTMENT MANAGEMENT INC.


I, Lee Bentley, Chairman and Chief Executive of the Royal Bank Investment Management Inc., a corporation organized and existing under the laws of Canada (the "Corporation"), hereby certify that Jennifer Lederman, Senior Vice-President, Compliance, and Corporate Secretary, is authorized to sign reports to be filed under Sections 13 and 16 of the Securities Exchange Act of 1934 on effect of this date.

      IN WITNESS HEREOF, I have hereunto set my name and affixed the seal of the Corporation as of the 12th day of February, 1998.


                               /s/ Lee Bentley
                              -----------------------
                                President


[seal]